Exhibit 99.1

Ark Restaurants Announces First Quarter Financial Results

NEW YORK--(BUSINESS WIRE)--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended December 29, 2007.

Total revenues from continuing operations for the three-month period ended December 29, 2007 were $30,318,000 versus $27,521,000 in the three months ended December 30, 2006.

EBITDA from continuing operations for the three-month period ended December 29, 2007 was $2,908,000 versus $3,312,000 during the same three-month period last year. EBITDA and income from continuing operations was negatively affected by pre-opening expenses involved in the construction of Yolos, a Mexican grill and lounge located at the Planet Hollywood Hotel in Las Vegas, which opened on December 30, 2007, expenses related to the expansion and renovation of the banquet facilities in the New York-New York Hotel & Casino and the payment of year-end bonuses to Company employees in excess of those paid during the first quarter last year. The Company’s income from continuing operations for the three-month period ended December 29, 2007 was $1,509,000, or $0.42 per share ($0.41 per diluted share), as compared to $1,842,000, or $0.51 per share ($0.51 per diluted share), for the same three-month period last year.

Compared to last year’s first quarter, Company-wide same store sales increased 3.7%. Compared to the same period last year, same store sales in the Company’s New York City operations increased by 10.0%, same store sales in the Company’s Las Vegas operations increased by 0.3%, same store sales in the Company’s Washington D.C. operations increased by 4.2% and same store sales in the Company’s Atlantic City operations increased by 0.6%. Same store sales in Las Vegas were negatively affected by the closure of the banquet facilities in the New York-New York Hotel & Casino for expansion and renovations. Catering sales in these facilities decreased $410,000 in the first fiscal quarter of 2008 compared to the same period in 2007. Sales from the Company’s Las Vegas operations represented 47.1% of the Company’s total sales during the three-month period ended December 29, 2007.

Net income for the three-month period ended December 29, 2007 was $1,485,000 versus $6,590,000 in the three months ended December 30, 2006. Net income for the three-month period ended December 30, 2006 included a $5,196,000 net gain after taxes from the sale of the Company’s Lutece and Tsunami facilities at the Venetian Casino Resort.

As of December 29, 2007, the Company had cash, cash equivalents and short term investments totaling $12,140,000. As of the same date, the Company had no long-term debt other than $842,000 remaining due on a five year purchase money obligation undertaken in connection with the Company’s January 8, 2007 acquisition of the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts.

Ark Restaurants owns and operates 22 restaurants and bars, 24 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, three are located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Condensed Consolidated Income Statement
For the 13 week periods ended December 29, 2007 and December 30, 2006
(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended

	December 29,	December 30,
	2007	2006

TOTAL REVENUES	$30,318	$27,521

COST AND EXPENSES:

Food and beverage cost of sales	7,734	6,816
Payroll expenses	9,541	8,666
Occupancy expenses	4,019	3,875
Other operating costs and expenses	4,084	3,111
General and administrative expenses	2,151	1,983
Depreciation and amortization expenses	677	632

Total costs and expenses	28,206	25,083

OPERATING INCOME	2,112	2,438

OTHER INCOME:

Interest income - net	130	110
Other income	119	242
Total other income	249	352

Income from continuing operations
before income taxes	2,361	2,790

Provision for income taxes	852	935

Limited partner interest in income of variable interest entity	-	(13)

Income from continuing operations	1,509	1,842

DISCONTINUED OPERATIONS:
Income (loss) from operations of discontinued restaurants	(37)	7,139

Provision (benefit) for income taxes	(13)	2,391

Income (loss) from discontinued operations	(24)	4,748

NET INCOME	$1,485	$6,590

PER SHARE INFORMATION - BASIC AND DILUTED:

Continuing operations basic	$.42	$.51
Discontinued operations basic	$(.01)	$1.33
Net basic	$.41	$1.84

Continuing operations diluted	$.41	$.51
Discontinued operations diluted	$(.01)	$1.33
Net diluted	$.40	$1.84

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,597	3,571

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,641	3,576

Continuing Operations EBITDA Reconciliation
Pre tax earnings	$2,361	$2,790
Depreciation and amortization	677	632
Interest	(130)	(110)
EBITDA (a)	$2,908	$3,312

Continuing Operations EBITDA adjusted for
non-cash stock option expense
EBITDA (as defined) (a)	$2,908	$3,312
Non-cash stock option expense	78	174
EBITDA adjusted for non-cash stock option expense	$2,986	$3,486

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the
Company's past financial performance as well as providing useful information to the investor because of its historical use by the
Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com